Exhibit 4.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[        ]”.

EXECUTION VERSION

RESTRUCTURING AGREEMENT

AMONGST

THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1

AND

RYDE TECHNOLOGIES PTE. LTD.

AND

RYDE GROUP (BVI) LTD

AND

RYDE GROUP LTD

DATED THE 5TH DAY OF May 2023

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RESTRUCTURING AGREEMENT

THIS AGREEMENT is made on the 5th day of May 2023

BETWEEN:

(1)	THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1 (collectively the “Vendors” and each a “Vendor”);

(2)	RYDE TECHNOLOGIES PTE. LTD. (Company Registration No. 201425891W), a company incorporated in Singapore and having its registered office at 3 Fraser Street #08-21 Duo Tower Singapore 189352 (“Ryde Tech”);

(3)	RYDE GROUP (BVI) LTD (Company Registration No. 2118630), a BVI business company incorporated in the British Virgin Islands and having its registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands (“Ryde BVI”); and

(4)	RYDE GROUP LTD (Company Registration No. 397757), an exempted company incorporated in the Cayman Islands and having its registered office at Harneys Fiduciary (Cayman) Limited, 4th floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Listco”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	Ryde Tech is a company incorporated in Singapore on 2 September 2014 as a private company limited by shares and as at the date hereof, has an issued share capital of S$8,164,905.54 comprising 4,537,735 ordinary shares. As at the date of this Agreement, each Vendor legally and beneficially owns the ordinary shares in the capital of Ryde Tech as set forth opposite its/his name in column (2) of Part A of Schedule 1 (the “SG Sale Shares”) in the respective shareholding proportion as set forth in column (3) of Part A of Schedule 1 (“Ryde Tech Shareholding Proportion”).

(B)	Ryde BVI is a company incorporated in the British Virgin Islands on 22 February 2023 as a BVI business company and as at the date hereof, has issued 2 shares, of which 1 share is held by the Listco and 1 share (the “BVI Sale Share”) is held by Zou Junming Terence (“ZJT”).

(C)	The Listco is a company incorporated in the Cayman Islands on 21 February 2023 and as at the date hereof, has an issued share capital of 0.2 Class B Shares (as hereinafter defined) of nominal or par value US$0.0005 each held by ZJT.

(D)	The Parties intend to effect a corporate restructuring in connection with the proposed listing of the Listco on the NASDAQ (the “Listing”), whereby, amongst others, Ryde Tech will become a subsidiary of Ryde BVI, who will in turn, be a wholly-owned subsidiary of the Listco (the “Restructuring”). In order to implement the Restructuring, (i) each Vendor has agreed to sell, and the Listco intends to nominate Ryde BVI to purchase, the SG Sale Shares, on and subject to the terms and conditions of this Agreement, and (ii) ZJT has agreed to sell, and the Listco has agreed to purchase, the BVI Sale Share, on and subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Affiliate” means, in respect of any person, any person which: (a) directly or indirectly Controls, is Controlled by, or is under the Control of, the first-mentioned person; or (b) is deemed to be a related corporation of the first-mentioned person.

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“Agreement” means this Agreement as it may be amended, modified or supplemented from time to time by the Parties in writing.

“Balance Ryde Tech Shares” means such number of ordinary shares in the capital of Ryde Tech as at the date of this Agreement that are not sold or purchased in connection with the Restructuring.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open in Singapore for the transaction of normal banking business.

“BVI Sale Share” has the meaning ascribed to it in Recital (B), details of which are set out in Part B of Schedule 1.

“BVI Share Transfer” has the meaning ascribed to it in Clause 2.3.

“Class A Shares” means Class A common shares of the Listco.

“Class B Shares” means Class B common shares of the Listco.

“Completion” means the completion of the sale and purchase of the SG Sale Shares and the BVI Sale Share by performance by the Parties of the obligations assumed by them, respectively, under Clause 4.

“Completion Date” means the date of this Agreement or such other date as may be agreed between the Parties.

“Control” means the authority, whether exercised or not, to control a person’s business and affairs, which authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast or to control the composition of the board of directors and references to “is Controlled by” and “is under the Control of” shall be construed accordingly.

“Deed of Ratification and Accession” has the meaning ascribed to it in Clause 3.2(b).

“Encumbrances” means any pledge, assignment, interest, claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind.

“Existing Investor Rights Agreement” means the investor rights agreement dated 20 January 2019 entered into between Nomad X Pte. Ltd. (whose rights, title and interests have been assigned to ZJT and subsequently to DLG Ventures Pte. Ltd.), Garena Ventures Private Limited, Tan Choon Ming, ZJT, Chia Ko Wen, Daniel Jason Christian Ong Lee Ann, Chua Tju Liang and Ryde Tech.

“Investor Rights Agreement” means the investor rights agreement entered into between the Vendors and the Listco in connection with the Restructuring.

“IPO” means the initial offering of the shares of the Listco on the NASDAQ.

“Listco Shares” means Class A Shares and Class B Shares in the capital of the Listco.

“Listing” has the meaning ascribed to in Recital (D).

“New Ryde Tech Investor Rights Agreement” has the meaning ascribed to it in Clause 3.2(a).

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“NASDAQ” means the National Association of Securities Dealers Automated Quotation Securities Market.

“Restructuring” has the meaning ascribed to in Recital (D).

“Ryde BVI Consideration Shares” has the meaning ascribed to it in Clause 2.4.

“Ryde Tech Consideration Shares” has the meaning ascribed to it in Clause 2.2.

“Ryde Tech Shareholding Proportion” has the meaning ascribed to it in Recital (A).

“Ryde Tech Re-Allotment” has the meaning ascribed to it in Clause 3.1(b).

“S$” or “$” means the lawful currency for the time being of Singapore.

“SG Sale Shares” has the meaning ascribed to it in Recital (A).

“SG Share Transfer” has the meaning ascribed to it in Clause 2.1(a).

“Share Buyback” has the meaning ascribed to it in Clause 3.1(a).

“SIAC” has the meaning ascribed to it in Clause 6.12.

“Underwriter” has the meaning ascribed to it in Clause 5.2(d).

“US$” means the lawful currency for the time being of the United States of America.

“Vendors” means the individuals listed in Schedule 1, and “Vendor” shall be construed accordingly.

“Warranties” has the meaning ascribed to it in Clause 5.5(a) and “Warranty” shall be construed accordingly.

“ZJT” has the meaning ascribed to it in Recital (B).

1.2	Miscellaneous

In this Agreement, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa, words importing any gender include every gender and references to time shall mean Singapore time;

(b)	references to a “person” include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality) and references to a “company” include any company, corporation or other body corporate, wherever and however incorporated or established;

(c)	references to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule;

(d)	a reference to a statute, statutory provision or any subordinate legislation is a reference to it as it is in force at the date of this Agreement;

(e)	references to time are reference to time in Singapore;

(f)	references to this agreement include this Agreement as amended or varied in accordance with its terms;

(g)	documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification;

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(h)	clause headings are for convenience of reference only and shall not affect the interpretation of this Agreement; and

(i)	the words “written” and “in writing” include any means of visible reproduction.

2.	Sale and Purchase

2.1	Sale and Purchase of the SG Sale Shares

(a)	Each Vendor, as the legal and beneficial owner of the SG Sale Shares registered in its/his respective name as set forth opposite its/his name in column (2) of Part A of Schedule 1 agrees to transfer the relevant SG Sale Shares to the Listco or its nominee, free from all Encumbrances and with all rights, benefits and entitlements becoming attached or accruing thereto as from the Completion Date (the “SG Share Transfer”).

(b)	In respect of the SG Share Transfer, the Listco hereby irrevocably and unconditionally nominates Ryde BVI to receive the transfer of the relevant SG Sale Shares from each Vendor. The Parties agree that the SG Share Transfer to Ryde BVI of the SG Sale Shares in respect of each Vendor, shall constitute full and final discharge of the relevant Vendor’s obligations hereunder.

(c)	(i) Each Vendor hereby irrevocably and unconditionally waives all rights of pre-emption, rights of first offer, rights of first refusal, and all other similar rights over any of the SG Sale Shares conferred by, and (ii) DLG Ventures Pte. Ltd. hereby irrevocably and unconditionally consents to the SG Share Transfer in accordance with the constitutional documents of Ryde Tech, the Existing Investor Rights Agreement or in any other document or arrangement.

(d)	The sale of the relevant SG Sale Shares by each Vendor to the Listco (or its nominee) is independent of any sale of the SG Sale Shares by any other Vendor, such that each sale of the relevant SG Sale Shares by each Vendor may be completed independently.

2.2	Ryde Tech Consideration Shares

The consideration for the transfer of the SG Sale Shares from each respective Vendor to Ryde BVI shall be fully satisfied by the allotment and issuance of the Listco Shares as set forth opposite such Vendor’s name in column (4) of Part A of Schedule 1 to such Vendor, or at the Vendor’s direction, its/his/their nominee(s)on Completion (“Ryde Tech Consideration Shares”), credited as fully paid up and free from all Encumbrances and ranking pari passu in all respects with the existing issued Listco Shares.

2.3	Sale and Purchase of BVI Sale Share

ZJT, as the legal and beneficial owner of the BVI Sale Share registered in his name, agrees to transfer the BVI Sale Share as set forth opposite his name in column (2) of Part B of Schedule 1, to Listco or its nominee, free from all Encumbrances and with all rights, benefits and entitlements becoming attached or accruing thereto as from the Completion Date (the “BVI Share Transfer”).

2.4	Ryde BVI Consideration Shares

The aggregate consideration for the transfer of the BVI Sale Share from ZJT to the Listco shall be fully satisfied by the allotment and issuance of 176,640.8 Class B Shares to ZJT, or at ZJT’s direction, his nominee(s)on Completion (“Ryde BVI Consideration Shares”), credited as fully paid up and free from all Encumbrances and ranking pari passu in all respects with the existing issued Class B Shares.

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3.	Covenants

3.1	In the event that the Listco does not proceed with the Listing or otherwise that the Listing does not occur for any reason whatsoever by 31 December 2025:

(a)	subject to compliance with all applicable laws, (i) the Listco shall purchase (or to designate a party to purchase) or undertake a capital reduction of, the Ryde Tech Consideration Shares from each Vendor, and (ii) Ryde Tech shall undertake a capital reduction of the SG Sale Shares (the “Share Buyback”); and

(b)	immediately upon the completion of the Share Buyback, Ryde Tech shall allot and issue such number of ordinary shares in Ryde Tech (the “Ryde Tech Re-Allotment”) as consideration for the Share Buyback to each Vendor or its/his Affiliate in their respective Ryde Tech Shareholding Proportion, taking into account any Balance Ryde Tech Shares which may be purchased by any such Vendor immediately prior to Share Buyback and Ryde Tech Re-Allotment, provided always that the Vendors shall not directly or indirectly, dispose, sell or otherwise transfer all or any part of their respective Ryde Tech Consideration Shares to any party other than to its/his Affiliates. For the avoidance of doubt, the Share Buyback and Ryde Tech Re-Allotment are personal to each of the Vendors and is not assignable or transferable to any party other than to its/his Affiliates.

3.2	In connection with the Share Buyback and Ryde Tech Re-Allotment, each of the Vendors and Ryde Tech agree and undertake to each other that:

(a)	in the event where Ryde Tech is a wholly-owned subsidiary of Ryde BVI and/or the Listco immediately prior to the Share Buyback and Ryde Tech Re-Allotment, each of the Vendors and Ryde Tech shall enter into an investor rights agreement containing the same or substantially the same terms as the Existing Investor Rights Agreement as appended hereto as Schedule 3 (the “New Ryde Tech Investor Rights Agreement”) on completion of the Share Buyback and the Ryde Tech Re-Allotment; and

(b)	in the event where Ryde Tech is not a wholly-owned subsidiary of Ryde BVI and/or Listco immediately prior to the Share Buyback and Ryde Tech Re-Allotment, each of the Vendors and Ryde Tech shall enter into a deed of ratification and accession to the Existing Investor Rights Agreement substantially in the form set out in Schedule 4 (“Deed of Ratification and Accession”) on completion of the Share Buyback and the Ryde Tech Re-Allotment.

4.	Completion

4.1	Date

Subject to the terms and conditions set out in this Agreement, Completion shall take place on the Completion Date at such place and time as may be agreed by the Parties.

4.2	Obligations on Completion

(a)	In respect of the SG Share Transfer, on the Completion Date, all of the following shall occur:

(i)	In respect of each Vendor, each Vendor shall deliver or procure the delivery to the Listco (in respect of itself/himself or its/his nominee):

(A)	duly executed transfer form(s) signed by such Vendor (as transferor) in favour of Ryde BVI or such other person as the Listco may direct (as transferee) in relation to the SG Share Transfer of the relevant SG Sale Shares;

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(B)	the share certificate(s) (if applicable) for its/his/her relevant SG Sale Shares;

(C)	duly executed Investor Rights Agreement;

(D)	duly executed New Ryde Tech Investor Rights Agreement, which shall be effective only pursuant to the provisions of Clause 3.2(a); and

(E)	duly executed Deed of Ratification and Accession, which shall be effective pursuant to the provisions of Clause 3.2(b).

(ii)	Against compliance with Clause 4.2(a)(i) above by a Vendor, the Listco shall, in respect of such Vendor:

(A)	allot and issue to such Vendor and/or its/his nominee the relevant number of Ryde Tech Consideration Shares set out against its/his name in column (4) of Part A of Schedule 1, credited as fully paid to such Vendor;

(B)	deliver or procure the delivery to such Vendor a copy of the minutes of a meeting or written resolutions of the board of directors of the Listco approving the entry into and performance of this Agreement, the allotment and issue of the Ryde Tech Consideration Shares to such Vendor and the updating of its register of members;

(C)	deliver or procure the delivery to such Vendor a copy of the minutes of a meeting or written resolutions of the board of directors of Ryde BVI approving the entry into and performance of this Agreement and the transfer of the SG Sale Shares to Ryde BVI; and

(D)	deliver or procure the delivery to such Vendor a share certificate (if required) issued by the Listco to such Vendor and/or its/his nominee for the relevant number of Ryde Tech Consideration Shares set out against its/his name in Part A of Schedule 1.

(iii)	Against compliance with Clause 4.2(a)(i) above by a Vendor, Ryde BVI shall deliver or procure the delivery to Ryde Tech the duly executed Deed of Ratification and Accession to the Existing Investor Rights Agreement.

(b)	In respect of the BVI Share Transfer, on the Completion Date, all of the following shall occur:

(i)	ZJT shall deliver or procure the delivery to the Listco (in respect of himself or his nominee):

(A)	duly executed transfer form signed by ZJT (as transferor) in favour of the Listco or such other person as the Listco may direct (as transferee) in relation to the BVI Share Transfer of the BVI Sale Share; and

(B)	the share certificate(s) (if applicable) for his BVI Sale Share.

(ii)	Against compliance with Clause 4.2(b)(i) above by ZJT, the Listco shall:

(A)	allot and issue to ZJT or his nominee the Ryde BVI Consideration Shares set out against his name in Part B of Schedule 1, credited as fully paid ZJT;

(B)	deliver or procure the delivery to ZJT a copy of the minutes of a meeting or written resolutions of the board of directors of the Listco approving the entry into and performance of this Agreement, the allotment and issue of the Ryde BVI Consideration Shares to ZJT and the updating of its register of members; and

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(C)	deliver or procure the delivery to ZJT a share certificate (if required) issued by the Listco to ZJT or his nominee for the Ryde BVI Consideration Shares set out against his name in Part B of Schedule 1.

(iii)	None of the Parties hereto shall be obliged to complete the BVI Share Transfer or perform any obligations hereunder unless the other Parties comply fully with their respective obligations under this Clause 4.2(b).

(c)	If any of the documents or items required to be delivered to any Party on Completion is not forthcoming for any reason or if in any other respect the provisions of Clause 4.2(a) and (b) are not fully complied with by any Party, the Party that is not in default shall be entitled (in addition to and without prejudice to all other rights and remedies available to it, including the right to claim damages) to effect Completion in respect of any SG Share Transfer or BVI Share Transfer so far as practicable having regard to the defaults which have occurred.

5.	Representations and Warranties

5.1	Each Party represents and warrants to, and for the benefit of, the other Parties as follows:

(a)	(in the case of a corporate entity) it is duly incorporated, validly existing and in good standing under its laws of incorporation;

(b)	(in the case of an individual) he has not been declared (by any appropriate court or other authority) to be incompetent or of an unsound mind, and is of sound mind;

(c)	it/he has full power, capacity and authority to enter into this Agreement and to exercise its/his rights and perform and comply with its/his obligations hereunder and this Agreement and its/his obligations thereunder will, when executed by it/him, be a legal, valid and binding agreement on it/him and enforceable in accordance with the terms hereof;

(d)	all actions, conditions and things required to be taken, fulfilled and done on his/its part (including the obtaining of any approvals, consents, waivers (including waivers of all rights of pre-emption or rights of first refusal, whether pursuant to any constitutive document, contract or otherwise) and exemptions) in order (i) to enable him/it to lawfully enter into, exercise his/its rights and perform and comply with his/its obligations under this Agreement; and (ii) to ensure that these obligations are valid, legally binding and enforceable have been taken, fulfilled and done and are or will be in full force and effect; and

(e)	the execution, entry into, delivery of, exercise of its/his rights and/or performance of or compliance with its/his obligations under this Agreement by it/him does not and will not violate, result in or constitute a breach of, or exceed any power or restriction granted or imposed by (i) any law, regulation, authorisation, directive or any order, judgment or decree of any governmental authority, agency, tribunal, court or regulatory body to which it/he is a party or by which it or any of its assets is bound to which it/he is subject; (ii) its constituent documents, where applicable; or (iii) any agreement or arrangement to which it/he is a party or which is binding on it/him or its/his assets.

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5.2	Vendors’ Warranties

Each of the Vendors hereby represents, warrants and undertakes to, and for the benefit of, the other Parties as follows:

(a)	each of the warranties given by the respective Vendors under or pursuant to this Agreement is in all respects true, accurate and not misleading as at the date of this Agreement;

(b)	it/he will, on Completion, be legally and beneficially entitled to and able to transfer the relevant SG Sale Shares registered in its/his name (as set forth opposite its/his name in column (2) of Part A of Schedule 1) to Ryde BVI (or such other person as the Listco may direct) under this Agreement, free from any Encumbrances and together with all rights and entitlements attaching thereto as at the date of this Agreement;

(c)	the relevant SG Sale Shares registered in its/his name (as set forth opposite its/his name in Part A of Schedule 1) sets out a true, complete, accurate and not misleading list of shares held by it/him in the capital of Ryde Tech or options or other rights convertible into or exchangeable for shares of Ryde Tech, as at immediately prior to Completion; and

(d)	that (i) save for transfers made in accordance with the Investor Rights Agreement, it/he shall not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any Listco Shares or attempt to undertake any action having analogous effect, from the Completion Date to such date falling 12 months after the Listing is completed, (ii) it/he shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to sub-paragraph (i) with the underwriter of the Listco (the “Underwriter”) which the Underwriter may require in connection with the Listing, and (iii) it/he shall comply with any other applicable moratorium undertakings that are required to be provided by the NASDAQ and/or under the listing rules of the NASDAQ.

5.3	ZJT Warranties

ZJT hereby represents and warrants to, and for the benefit of, the Listco as follows:

(a)	he will, on Completion, be legally and beneficially entitled to and able to transfer the BVI Sale Share registered in his name (as set forth opposite his name in column (2) of Part B of Schedule 1) to the Listco (or such other person as the Listco may direct) under this Agreement, free from any Encumbrances and together with all rights and entitlements attaching thereto as at the date of this Agreement; and

(b)	the BVI Sale Share registered in his name (as set forth opposite his name in Part B of Schedule 1) sets out a true, complete, accurate and not misleading list of shares held by him in the capital of Ryde BVI or options or other rights convertible into or exchangeable for shares of Ryde BVI, as at immediately prior to Completion.

5.4	Listco Warranties

The Listco hereby represents and warrants to, and for the benefit of, each of the Vendors as follows:

(a)	as at the date hereof and at all times up to and immediately prior to Completion and Listing, the information set out in Schedule 2 regarding the Listco is true and accurate, and further that such information sets out a true, complete, accurate and not misleading list of all holders of shares in the capital of the Listco or options or other rights convertible into or exchangeable for shares of the Listco, save for changes to the list of all holders of shares in the capital of the Listco pursuant to (i) the issuance of the Ryde Tech Consideration Shares and the Ryde BVI Consideration Shares contemplated under this Agreement and/or (ii) the issuance of Listco Shares pursuant to any bona fide fund raising exercise undertaken by the Listco to investors prior to and in connection with the Listing and/or (iii) any share spilt, bonus issues or such corporate action required solely for the purposes of the Listing and issuances of Listco Shares pursuant to the IPO; and

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(b)	the Ryde Tech Consideration Shares and the Ryde BVI Consideration Shares shall, on Completion, be validly issued, allotted and credited as fully paid-up and free from all and any Encumbrances and will be freely transferable and shall rank pari passu in all respects with the existing issued Listco Shares as at the Completion Date.

5.5	No Warranty

(a)	Each Party hereby acknowledges, agrees and confirms that save for the representations and warranties made by the other Parties, as the case may be, contained in Clauses 5.1, 5.2, 5.3 and 5.4 (collectively, the “Warranties”), the other Parties make no other representations and warranties.

(b)	Each of the Warranties shall be separate and independent and shall not be limited by reference to any other Warranty or by anything in this Agreement and each Party shall have a separate claim and right of action in respect of every breach of each Warranty given by the other Parties.

6.	Miscellaneous

6.1	This Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, representations, warranties, assurances, and arrangements of any nature, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

6.2	No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

6.3	No Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party.

6.4	This Agreement shall be binding on and shall enure to the benefit of each of the Parties’ successors and permitted assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

6.5	At any time after the date of this Agreement, each Party shall, and shall use its best endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Parties may reasonably require for the purpose of giving to such other Party the full benefit of all the provisions of this Agreement.

6.6	All provisions of this Agreement shall not, so far as they have not been performed at and/or are expressed to continue after Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

6.7	The Listco shall bear all legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation, execution or performance of this Agreement, including taxes and stamp duty (if any) payable in connection with the transfer of the BVI Sale Share and the SG Sale Shares.

6.8	If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision, and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

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6.9	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post with recorded delivery, or by electronic mail transmission addressed to the intended recipient thereof at its address or at its email address, and marked for the attention of such person (if any), designated by it to the other Parties for the purposes of this Agreement or to such other address or email address, and marked for the attention of such person, as a Party may from time to time duly notify the other in writing.

(a)	The addresses and email addresses of the Parties for the purpose of this Agreement are specified below:

Vendors

Please see column (1) of Part A of Schedule 1.

Ryde Tech

Address	:	3 Fraser Street #08-21 Duo Tower Singapore 189352
Attention	:	Mr. Terence Zou
Email Address	:	[ ]
Telephone	:	[ ]

Ryde BVI

Address	:	Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
Attention	:	Mr. Terence Zou
Email Address	:	[ ]
Telephone	:	[ ]

Listco

Address	:	4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands
Attention	:	Mr. Terence Zou
Email Address	:	[ ]
Telephone	:	[ ]

(b)	Any notice, demand or communication so served by hand, email or post shall be deemed to have been duly given:

(i)	in the case of delivery by hand, when delivered;

(ii)	in the case of email, at the time of transmission; or

(iii)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail),

provided that in each case where delivery by hand occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

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6.10	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original. All counterparts together will be taken to constitute one instrument. Any Party may enter into this Agreement by signing any such counterpart (which may include counterparts delivered by facsimile and/or electronic transmission, with originals to follow) and each counterpart shall be as valid and effectual as if executed as an original. For the avoidance of doubt, Parties agree that any Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by signing via electronic signatures (such as DocuSign).

6.11	A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any of its terms.

6.12	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. Each Party agrees that any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any dispute or claim relating to any non-contractual obligations arising out of or in connection with this Agreement) shall be referred to and finally resolved by arbitration in Singapore to the exclusion of the ordinary courts, in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force which rules are deemed to be incorporated by reference in this Clause 6.12. The place of arbitration shall be in Singapore and the language of the arbitration shall be English. The arbitration tribunal shall consist of one (1) arbitrator to be appointed by the President of the Court of Arbitration for the time being of the SIAC. The arbitral award made and granted by the arbitrators shall be final, binding and incontestable, may be enforced by the Parties against the assets of the other Party wherever those assets are located or may be found and may be used as a basis for judgement thereon in Singapore or elsewhere.

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Schedule 1

PARTICULARS OF the vendors AND SHAREHOLDINGS IN THE LISTCO UPON COMPLETION

Part A – SG Share Transfer

(1)	(2)	(3)	(4)	(5)
Name of Vendor	Shareholding Interest in Ryde Tech	Percentage Shareholding Interest in Ryde Tech immediately prior to Completion of the SG Share Transfer (1)	Number of Ryde Tech Consideration Shares to be allotted and issued to the respective Vendor	Number of Shares held by the respective Vendor in the Listco upon Completion of the SG Share Transfer
Name: Garena Ventures Private Limited Address: [ ] Email Address: [ ] Telephone: [ ]	110,450 ordinary shares	2.434%	110,450 Class A shares	110,450 Class A shares
Name: DLG Ventures Pte. Ltd. Address: [ ] Email Address: [ ]	3,212,295 ordinary shares	70.791%	2,666,205 Class A shares 546,090 Class B shares	2,666,205 Class A shares 546,090 Class B shares
Name: Tan Choon Ming Address: [ ] Email Address: [ ]	463,645 ordinary shares	10.218%	463,645 Class A shares	463,645 Class A shares
Name: Zou Junming Terence Address: [ ] Email Address: [ ] Telephone: [ ]	694,229 ordinary shares	15.300%	694,229 Class B shares	694,229 Class B Shares
Name: Chia Ko Wen Address: [ ] Email Address: [ ]	23,366 ordinary shares	0.515%	23,366 Class A shares	23,366 Class A shares

14

Part B – BVI Share Transfer

(1)	(2)	(3)	(4)
Name of Vendor	Shareholding Interest in Ryde BVI	Number of Ryde BVI Consideration Shares to be allotted and issued to the respective Vendor	Number of Shares held by the respective Vendor in the Listco upon Completion of the BVI Share Transfer
Name: Zou Junming Terence Address: [ ] Email Address: [ ] Telephone: [ ]	1 share	176,640.8 Class B shares	176,640.8 Class B shares

15

Part C – Shareholdings in the Listco upon the Completion of the SG Share Transfer and BVI Share Transfer

(1)	(2)	(3)
Name of Vendor	Number of Shares held by the respective Vendor in the Listco upon Completion of the SG Share Transfer and BVI Share Transfer	Percentage of Shareholding Interest in the Listco upon Completion of the SG Share Transfer and BVI Share Transfer
Name: Garena Ventures Private Limited Address: [ ] Email Address: [ ] Telephone: [ ]	110,450 Class A shares	2.360%
Name: DLG Ventures Pte. Ltd. Address: [ ] Email Address: [ ]	2,666,205 Class A shares 546,090 Class B shares	56.963% 11.667%
Name: Tan Choon Ming Address: [ ] Email Address: [ ]	463,645 Class A shares	9.906%
Name: Zou Junming Terence Address: [ ] Email Address: [ ] Telephone: [ ]	870,870 Class B Shares (2)	18.606%
Name: Chia Ko Wen Address: [ ] Email Address: [ ]	23,366 Class A shares	0.499%
Total	3,263,666 Class A shares 1,416,960 Class B shares	100.000% (3)

Notes

(1) References to percentage shareholding in Ryde Tech are based on 4,537,735 ordinary shares in the capital of Ryde Tech outstanding as at the date of this Agreement and prior to the completion of the SG Share Transfer.

(2) As at the date of this Agreement and prior to completion of the SG Share Transfer and BVI Share Transfer, ZJT has 0.2 Class B Ordinary Shares of a nominal or par value of US$0.0005 each.

(3) Any discrepancies in the figures included in this table between the listed amounts and the totals thereof are due to rounding. Accordingly, any figure shown as a total may not be an arithmetic aggregation of the figures that precede it.

16

Schedule 2

DETAILS OF LISTCO

Name	Ryde Group Ltd
Date of incorporation	21 February 2023
Place of incorporation	Cayman Islands
Registration number	397757
Registered office	Harneys Fiduciary (Cayman) Limited, 4th floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands
Directors	Mr. Terence Zou
Issued share capital (showing if fully paid up or credited as fully paid up or not)	0.2 Class B Shares of nominal or par value of US$0.0005 each
Shareholders	Mr. Terence Zou
Auditors	Mr. James Huang
Accounting reference date	31 December

17

Schedule 3

NEW RYDE TECH INVESTOR RIGHTS AGREEMENT

18

Schedule 4

DEED OF RATIFICATION AND ACCESSION

19

DEED OF RATIFICATION AND ACCESSION

THIS DEED is made and issued on ________________

BY

[●] (Company Registration Number: [●]), a company incorporated in [●] and having its registered office at [●] (the “[Transferee / New Shareholder]”);

IN FAVOUR OF and for the benefit of each and all of the following:

(1) the parties to the investor rights agreement (the “Investor Rights Agreement”) dated 20 January 2019 made between (a) Nomad X Pte. Ltd. (whose rights, title and interests have been assigned to Zou Junming Terence and subsequently to DLG Ventures Pte. Ltd.); (b) Garena Ventures Private Limited; (c) Tan Choon Ming; (d) Zou Junming Terence; (e) Chia Ko Wen; (f) Daniel Jason Christian Ong Lee Ann; (g) Chua Tju Liang; and (h) Ryde Technologies Pte. Ltd.; and

(2) all persons who are or subsequently become shareholders of Ryde Technologies Pte. Ltd. (the “Company”),

(collectively, the “Relevant Parties”).

WHEREAS:

(A) The Investor Rights Agreement sets out the terms and conditions under which the Shareholders (as defined in the Investor Rights Agreement) shall regulate their rights as shareholders of the Company.

(B) [The Transferee is the transferee of [state the number of shares] ordinary shares in the capital of the Company (the “Transferred Shares”) by virtue of the instrument(s) of transfer in respect thereof executed by [state the name of the Transferor] (the “Transferor”).

OR

The New Shareholder is or will be allotted and issued such number of ordinary shares in the capital of the Company upon the completion of (i) the purchase or a capital reduction of the New Shareholder’s shares in Ryde Group Ltd (the “Listco”) by the Listco (or its nominee), and (ii) a capital reduction by the Company (the “Share Buyback”) and immediately upon the completion of the Share Buyback, the allotment and issuance of such number of ordinary shares (“New Shares”) in the capital of the Company to the New Shareholder (“Ryde Tech Re-Allotment”) in accordance with the terms of the restructuring agreement dated _____________________ between (a) DLG Ventures Pte. Ltd., (b) Garena Ventures Private Limited, (c) Tan Choon Ming, (d) Zou Junming Terence, (e) Chia Ko Wen, (f) Ryde Group (BVI) Ltd, (g) Ryde Group Ltd and (h) the Company (the “Restructuring Agreement”).]

(C) In accordance with the terms of the Investor Rights Agreement, the [Transferee / New Shareholder] will execute this Deed to agree, acknowledge and adhere to the terms of the Investor Rights Agreement and the obligations of it therein.

NOW THIS DEED WITNESSETH as follows:

1. In this Deed:

(a)	all terms and references used in this Deed and which are defined or construed in the Investor Rights Agreement but are not defined or construed in this Deed shall have the same meaning and construction in this Deed; and

(b)	all references to “Investor Rights Agreement” are to the Investor Rights Agreement as from time to time amended, modified or supplemented, including the amendments, additions and variations thereto agreed between the parties thereto as contained or evidenced by the following documents:

[state the documents, if any]

20

2. The [Transferee / New Shareholder] hereby covenants and agrees with each of the Relevant Parties as follows:

(a)	that in consideration of and upon the registration in the Company’s register of members of the [Transferee / New Shareholder] as the holder of the [Transferred Shares / New Shares], the [Transferee / New Shareholder] will as from the date of the registration of the [Transferee / New Shareholder] as a holder of the [Transferred Shares / New Shares] observe and discharge all the terms and conditions of the Investor Rights Agreement which are applicable to it as a Shareholder in all respects as if it had been a party thereto, and references to “Party” or “Parties” in the Investor Rights Agreement shall, where applicable, refer to or include the [Transferee / New Shareholder], as the case may be;

(b)	[that the liability of the Transferee by virtue of this Deed to each of the Relevant Parties shall be joint and several with the Transferor;] and

(c)	that this Deed is enforceable against the [Transferee / New Shareholder] by any of the Relevant Parties.

3. [This Deed shall take effect only upon the completion of the Share Buyback and the Ryde Tech Re-Allotment, in the event where the Company is not a wholly-owned subsidiary of Ryde Group (BVI) Ltd and/or the Listco immediately prior to the Share Buyback and the Ryde Tech Re-Allotment.]

4. For the purpose of Clause 25 of the Investor Rights Agreement, the address and facsimile number of the New Shareholder is:

Fax Number : [●]

Address : [●]

Email Address : [●]

Attention : [●]

5. This Deed shall be governed by, and construed in accordance with, the laws of Singapore.

21

IN WITNESS WHEREOF the Deed has been entered into by the [Transferee / New Shareholder].

The [Transferee / New Shareholder]

The COMMON SEAL of	)
[●] was affixed hereunto	)
hereunto in the presence of:	)

Director
Name:

Director/Secretary
Name:

Execution page to Restructuring Agreement

This Agreement has been entered into on the date stated at the beginning.

RYDE TECH

SIGNED by	}
}
Zou Junming Terence	}
Name	}
}
Director	}	/s/ Zou Junming Terence
Designation	}	Signature
for and on behalf of	}
RYDE TECHNOLOGIES PTE. LTD.	}

Execution page to Restructuring Agreement

RYDE BVI

SIGNED by	}
}
Zou Junming Terence	}
Name	}
}
CEO and Director	}	/s/ Zou Junming Terence
Designation	}	Signature
for and on behalf of	}
RYDE GROUP (BVI) LTD	}

Execution page to Restructuring Agreement

LISTCO

SIGNED by	}
}
Zou Junming Terence	}
Name	}
}
Director	}	/s/ Zou Junming Terence
Designation	}	Signature
for and on behalf of	}
RYDE GROUP LTD	}

Execution page to Restructuring Agreement

THE VENDORS

SIGNED by	}
}
Li Xiaodong	}
Name	}
}
Group CEO	}	/s/ Li Xiaodong
Designation	}	Signature
for and on behalf of	}
GARENA VENTURES PRIVATE LIMITED	}

Execution page to Restructuring Agreement

SIGNED by	}
}
Lee Kin Meng	}
Name	}
}
}
Director	}	/s/ Lee Kin Meng
Designation	}	Signature
for and on behalf of	}
DLG VENTURES PTE. LTD.	}

Execution page to Restructuring Agreement

SIGNED by	}
}
}
Tan Choon Ming	}	/s/ Tan Choon Ming
Name	}	Signature

Execution page to Restructuring Agreement

SIGNED by	}
}
}
Zou Junming Terence	}	/s/ Zou Junming Terence
Name	}	Signature

Execution page to Restructuring Agreement

SIGNED by	}
}
}
Chia Ko Wen	}	/s/ Chia Ko Wen
Name	}	Signature

Execution page to Restructuring Agreement